Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described under the headings “Prospectus Summary—Net Asset Value Calculation and Valuation Procedures” and “Experts” being included in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-230311) of Ares Real Estate Income Trust Inc. dated August 22, 2024.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
August 22, 2024